Exhibit 99.1

Contact:	Nick Venuto
Chief Financial Officer
Nanogen, Inc.
858-410-4600

NANOGEN REPORTS 2008 PRELIMINARY UNAUDITED

FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS;

CONTINUES EFFORTS ON STRATEGIC TRANSACTION

SAN DIEGO (March 6, 2009) – Nanogen, Inc. (Nasdaq: NGEN), developer of in vitro diagnostic products, today reported its preliminary, unaudited financial results for the quarter and year ended December 31, 2008.

For the full year of 2008, total revenues reached $46.9 million, an increase of 23% from the prior year. Fourth quarter revenues declined from third quarter levels due to delayed recognition of contract revenue, exchange rate impacts and seasonality. Total revenues for the fourth quarter of 2008 were $9.5 million, slightly lower than the $9.8 million recorded in the same period in 2007 and 31% percent lower than the $13.8 million recorded in the third quarter of 2008. Product revenues for the fourth quarter of 2008 decreased by 5% to $5.6 million from $5.9 million in the same period in 2007, and decreased by 28% from the $7.8 million recorded in the third quarter of 2008.

Total costs and expenses, including cost of product sales, declined from the level in both the prior year and prior third quarter. In the fourth quarter of 2008 total costs and expenses were $15.0 million compared to $20.8 million in the fourth quarter of 2007 and $18.0 million in the third quarter of 2008. For the full year of 2008, the total of costs and expenses declined to $70.9 million versus $91.9 million in 2007.

For the quarter ended December 31, 2008, Nanogen reported a net loss of $2.0 million, or $0.02 per share, compared to a net loss of $6.5 million or $0.09 per share for the same quarter in 2007, and a net loss of $6.0 million or $0.08 per share in the third quarter of 2008. For the full year of 2008, the net loss was $38.1 million versus $33.9 million in 2007.

Nanogen’s consolidated cash, cash equivalents and short-term investments balance at the end of the fourth quarter of 2008 was approximately $3.1 million.

“Our strategy and related restructuring has clearly improved the performance of our business,” said Howard Birndorf, chairman and chief executive officer. “However, our available cash resources are not adequate to support our 2009 plan, and therefore, we are aggressively continuing our efforts with Cowen & Co. to identify and evaluate strategic opportunities for our business. This effort is one of our highest priorities.”

In order to conserve its limited cash resources, the company has deferred the audit of its financial statements for the year ended December 31, 2008. Accordingly, the company does not expect to file its Form 10-K by March 31, 2009, the applicable deadline under the applicable rules of the Securities and Exchange Commission.

About Nanogen, Inc.

Nanogen’s in vitro diagnostic products provide researchers, clinicians and physicians worldwide with improved methods and tools to predict, diagnose, and ultimately help treat disease. The company’s products include real-time PCR reagents and a line of rapid, point-of-care diagnostic tests. For additional information please visit Nanogen’s website at www.nanogen.com.

Cautionary Statement: This press release contains forward-looking statements based on the company’s current expectations. These forward-looking statements include, without limitation, references to the company’s performance and completion of a strategic transaction. Actual results may differ materially from these forward-looking statements due to a number of factors and, consequently, you should not rely on such forward looking statement as prediction of future event. These factors include, but are not limited to, the company’s available cash resource and ability to pay its trade obligations, the willingness of vendors to continue supplying services and materials to the company, the occurrence of defaults under the company’s convertible notes and other obligations, potential creditors actions against the company, including commencing an insolvency proceeding, ability to maintain its Nasdaq listing, , and other risks and uncertainties discussed under the caption “Risk Factors” in the company’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

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NANOGEN, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	As of December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,148	$5,806
Short-term investments	—	1,450
Receivables, net	13,674	14,821
Inventories, net	2,686	2,267
Other current assets	1,222	1,840

Total current assets	20,730	26,184
Property and equipment, net	5,314	6,662
Acquired technology rights, net	11,168	14,905
Restricted cash	9,351	9,626
Other assets, net	1,517	2,011
Goodwill	38,929	38,963

Total assets	$87,009	$98,351

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$20,324	$15,600
Deferred revenue	5,346	663
Short-term assigned royalty interests obligation	—	2,868
Common stock warrants	1,364	1,708
Conversion feature of convertible debt	1,447	664
Current portion of debt obligations	22,673	4,868

Total current liabilities	51,154	26,371
Debt obligations, less current portion	—	8,139
Sponsored research payable	4,833	4,848
Long-term deferred revenues	19,057	—
Long-term assigned royalty interests obligation	—	14,711
Other long-term liabilities	2,875	2,778

Total long-term liabilities	26,765	30,476
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value, 5,000,000 shares authorized at December 31, 2008 and 2007; no shares issued and outstanding at December 31, 2008 and 2007	—	—
Common stock, $0.001 par value, 245,000,000 shares authorized at December 31, 2008 and 2007, respectively; 84,200,687 and 73,218,128 shares issued and outstanding at December 31, 2008 and 2007, respectively	84	73
Additional paid-in capital	446,268	440,583
Accumulated other comprehensive gain	1,461	2,237
Accumulated deficit	(438,723)	(400,618)
Treasury stock, at cost, 0 and 416,027 shares at December 31, 2008 and 2007, respectively	—	(771)

Total stockholders’ equity	9,090	41,504

Total liabilities and stockholders’ equity	$87,009	$98,351

NANOGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenues:
Product sales	$5,622	$5,939	$29,483	$22,866
License fees and royalty income	1,550	1,849	6,322	6,981
Contracts and grants	2,371	2,059	11,115	8,336

Total revenues	9,543	9,847	46,920	38,183
Costs and expenses:
Cost of product sales	2,559	6,231	17,341	24,295
Research and development	4,943	4,865	18,653	26,463
Selling, general and administrative	6,861	8,928	31,958	38,181
Amortization of purchased intangible assets	617	731	2,967	2,991

Total costs and expenses	14,980	20,755	70,919	91,930

Loss from operations	(5,437)	(10,908)	(23,999)	(53,747)
Other income (loss):
Interest income	180	208	811	965
Interest expense	(3,288)	(1,506)	(9,629)	(4,944)
Other expense	244	(7)	569	(33)
Warrant & conversion right valuation adjustment	6,284	5,818	9,409	11,254
Loss on extinguishment of debt	—	—	(15,295)	—
Gain on deconsolidation of variable interest entity	—	—	—	12,686
Gain (loss) on foreign currency transactions	17	(100)	27	(126)

Total other income (expense)	3,437	4,413	(14,108)	19,802

Net loss	$(2,000)	$(6,495)	$(38,107)	$(33,945)

Net loss per share — basic and diluted	$(0.02)	$(0.09)	$(0.49)	$(0.47)

Number of shares used in computing net loss per share — basic and diluted	82,930	73,134	77,461	72,312

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